Exhibit 99.11

[LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.]

October 12, 2004

William F. Schwind Jr., Esq.

Vice President, General Counsel

    and Secretary

Marathon Oil Corporation

555 San Felipe Road

Houston, TX 77056

Re:	Registration Statement on Form S-4 of Marathon Oil Corporation
Filed on October 12, 2004

Dear Mr. Schwind:

Reference is made to our opinion letter (“opinion”), dated March 18, 2004.

Our opinion is provided for the information and assistance of the Board of Directors of Ashland Inc. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Marathon Oil Corporation has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion in the above-referenced Registration Statement under the captions “Summary—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.,” “Summary—The Master Agreement,” “Risk Factors—Risks Related to the Transactions,” “The Transactions—Background of the Transactions,” “The Transactions—Ashland’s Reasons for the Transactions,” “The Transactions—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.,” “The Master Agreement—Representations and Warranties,” “The Master Agreement—Conditions to Closing of the Transactions” and “The Master Agreement—Expenses” and to the inclusion of our opinion in the Proxy Statement/Prospectus included in such Registration Statement, appearing as Annex M to such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of such above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.